Exhibit 99.1
FOR IMMEDIATE RELEASE
December 12, 2018

Owens & Minor Names Robert K. Snead as EVP & Chief Financial Officer

Snead has served as Interim Chief Financial Officer since June 2018

Richmond, Va. - BUSINESS WIRE - December 12, 2018 - Owens & Minor, Inc. (NYSE-OMI) today announced the appointment of Robert K. Snead as Executive Vice President & Chief Financial Officer effective December 6, 2018. Snead has served as Interim Chief Financial Officer since June 2018. Snead will continue to report directly to Robert C. Sledd, Chairman and Interim President & CEO.

Snead joined Owens & Minor in 2010 as Vice President of Corporate Development, increasing his responsibility and experience as he assumed additional roles, including leading strategy, investor relations, and financial planning and analysis. Snead also served as Treasurer of the company, securing $1.4 billion in capital over his tenure. He was responsible for executing a number of strategic acquisitions and has been a leader in implementing the company’s strategic plan. Most recently, Snead served Owens & Minor as Group Vice President, Finance for the Global Solutions Strategic Business Unit. Before joining Owens & Minor, Snead served as a director in the mergers and acquisitions group of Barclays Capital in New York, where he provided advisory services for buy-side and sell-side mergers, acquisitions, and structured transactions. During his career in investment banking, Snead also advised and helped execute a variety of financings, including bond, revolver, and asset-backed securitizations.

“We are very pleased Robert is taking on this important, strategic role for Owens & Minor,” said Robert C. Sledd, Chairman and Interim President & Chief Executive Officer of the company. “Robert’s eight years of service to Owens & Minor in a variety of finance and strategy roles have prepared him well for this leadership position. He brings valuable experience in working with the investor community, providing disciplined financial management oversight, and partnering with other leaders to help drive operating efficiency and profitability. Without question, Robert is the right choice for Owens & Minor as we prepare for the future.”

Snead earned his undergraduate degree in commerce from the University of Virginia and a master’s in business administration from Columbia Business School.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor has annualized revenues of approximately $10 billion, including contributions from Halyard Health S&IP. Founded in 1882, Owens & Minor has operated continuously from its Richmond, Virginia, headquarters. Today, the company now has distribution, production, customer service and sales facilities located across Asia, Europe, Latin America, and the U.S. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor